FOR IMMEDIATE RELEASE
Syniverse Completes Acquisition of MACH

New capabilities will help Syniverse rapidly deliver innovative services that enhance mobile experiences

TAMPA, Fla. – July 1, 2013 – Syniverse today announced that it has completed its acquisition of MACH for approximately €550 million. The combined company now serves more than 1,500 mobile service providers, enterprises, ISPs and app providers in nearly 200 countries, offering a full suite of advanced solutions that help Syniverse’s customers ensure seamless, high-quality end-user experiences in an increasingly complex mobile ecosystem.

“Unprecedented bandwidth demands alongside mounting business and technical complexities are resulting in significant challenges and opportunities for today’s mobile service providers. This acquisition ensures we have the flexibility to develop advanced solutions that enable mobile service providers to deliver the anywhere, anytime, any-app experiences mobile end users have come to expect,” said Jeff Gordon, President and CEO, Syniverse. “By combining our expertise and core competencies, we are now able to offer more choices to our customers around the globe, which will ultimately lead to an enhanced mobile experience for end users everywhere.”

The acquisition brings to Syniverse roaming, messaging, network and fraud solutions that will simplify the complexities of today’s mobile landscape, enabling all types of mobile service providers around the globe to deliver the experiences their end users demand.

Former MACH CEO Morten Brøgger has been appointed Syniverse’s Chief Sales Officer, responsible for leading the company’s global sales organization. Brøgger said he looks forward to propelling the combined organization to deliver unrivaled mobile innovation to its customers.

“In addition to rich experience and expertise in mobile solutions, Syniverse and MACH have shared an unwavering focus on customer satisfaction,” Brøgger said. “A key component is helping our customers to deliver seamless, ubiquitous access to advanced services by interconnecting the various network types and service providers that exist today. With the acquisition complete, Syniverse is better positioned to accelerate time to market for the critical solutions required by the mobile ecosystem.”

The transaction is expected to be accretive within a year. Deutsche Bank acted as sole M&A adviser, and Debevoise & Plimpton, Latham & Watkins, and Shearman & Sterling acted as legal advisers to Syniverse in connection with the transaction. Barclays, Deutsche Bank, Credit Suisse and Goldman Sachs provided debt financing for the transaction.

About Syniverse
Syniverse makes mobile work for the entire mobile ecosystem, including more than 1,500 mobile service providers, enterprises, ISPs and app providers in nearly 200 countries. We deliver innovative cloud-based solutions that ensure superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility – a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, find Syniverse on Facebook or follow Syniverse on Twitter.

# # #

For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com